Exhibit 10.17

Term Sheet
for Employment Arrangement
Frank Nasisi

This Term Sheet outlines the material provisions of the proposed employment agreement between Frank Nasisi (the “Executive”) and Polypore, Inc., a Delaware corporation (the “Company”).

EMPLOYMENT

Current Title	President and Chief Executive Officer of the Company.
Duties

Commensurate with responsibilities normally associated with Title.  The Executive will serve as a member of the Board of Directors of the Company (the “Board”) during the Term and if elected or appointed, as a member of the boards of directors of any of the Company’s subsidiaries and/or in one or more executive offices of any entities owned by the Company.

Effective Date	Upon consummation of the acquisition of the Company by affiliates of Warburg Pincus Private Equity VIII (on or about April 15, 2004) (the “Effective Date”).
Term

The term of employment under the Agreement is for the term beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Term”); provided, that, unless earlier terminated pursuant to the terms of the employment agreement (including by either party giving written notice of intention not to renew), the Agreement shall automatically renew for an additional one-year period.

COMPENSATION AND BENEFITS
Annual Base Salary	$435,000 (the “Base Salary”), which may be increased by the Compensation Committee of the Board (the “Compensation Committee”).
Bonuses	The Executive is eligible to receive an annual cash bonus based upon achievement of applicable EBITDA targets as follows:

	% of EBITDA Target Achieved	Bonus Amount
	<80%	$0
	80%	$145,000
	90%	$174,000
	100%	$290,000
	105%	$304,500
	>110%	$319,000

Long Term Incentive Compensation

The Executive is entitled to participate in the Company’s 2004 Management Incentive Option Plan (the “Option Plan”), subject to its terms and conditions.  A summary of the material terms and conditions of the Option Plan are set forth as Exhibit A to this Term Sheet.

Expenses	The Company shall reimburse the Executive for expenses and costs incurred by Executive in connection with the performance of his duties under the Agreement.
Benefits	The Executive will participate in all benefit plans applicable to the senior officers of the Company.
SEVERANCE BENEFITS
Termination Events entitling the Executive to Severance	The Company will pay the Executive severance benefits upon the occurrence of any of the following events (a “Qualifying Termination”):
	(a) The Company terminates the Executive’s employment without Cause (other than by reason of death or disability); or
	(b) The Executive terminates his employment with Good Reason.

“Cause” means a good faith determination by the Board of: (i) gross negligence or willful misconduct by Executive in connection with Executive’s employment duties (including, but not limited to, Executive’s lack of capacity or diligence, a failure by Executive to conform to the usual standards of conduct, or other culpable or inappropriate behavior); (ii) failure by Executive to perform in any material respect his duties or responsibilities after notice and reasonable opportunity to cure; (iii) misappropriation by Executive of the assets or business opportunities of the Company or its affiliates; (iv) embezzlement or other financial fraud committed by Executive or at his direction, or with his knowledge; (v) Executive’s indictment for, conviction of, admission to, or entry of pleas of no contest to any felony or any crime involving moral turpitude; (vi) Executive’s abuse of alcohol and/or any use of illegal drugs which, in the Company’s judgment, materially interferes with the performance of Executive’s duties; or (vii) Executive’s breach of any material provision of the employment agreement.

“Good Reason” means, without Executive’s consent, (i) a substantial and material diminution in Executive’s title, duties, responsibilities, reporting relationship or positions, or (ii) a breach by the Company of any material provision of the employment agreement.

Salary Continuation Amount

Upon a Qualifying Termination, the Company will continue the Executive’s Base Salary for the period beginning on the date of termination and ending on the date that is eighteen (18) months thereafter (the “Severance Period”).

Welfare Benefit Continuation	Upon a Qualifying Termination, the Company will pay the his benefits for the Severance Period, including the cost of COBRA coverage for him and his dependents.
OTHER PROVISIONS
Confidentiality	Standard.
Non-competition	During the Term and for an 18 month period following any termination of employment for any reason, unless the Executive obtains written consent of the Board.
Indemnification	Fullest extent permitted under Delaware law, and coverage under Company’s D&O policy during the Term.

The foregoing represents the agreement of the parties set forth below regarding the principal terms of the Executive’s employment, which will be evidenced by a formal employment agreement to be effective upon the Effective Date.

AGREED AND ACCEPTED on this           day of January 2004:

/s/ Frank Nasisi
Frank Nasisi

PP Acquisition Corporation

/s/ David Barr
By:
Title: